Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ACAT - Arctic Cat 2006 Fourth Quarter Revised Outlook

Event Date/Time: May. 02. 2006 / 4:30PM CT

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CORPORATE PARTICIPANTS

Shawn Brumbaugh

Padilla Speer Beardsley - IR

Chris Twomey

Arctic Cat Inc. - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

Rommel Dionisio

Analyst

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the Arctic Cat 2006 fourth-quarter revised outlook conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded today, Tuesday, May 2nd of 2006.

I would now like to turn the conference over to Ms. Shawn Brumbaugh. Please go ahead, ma’am.

Shawn Brumbaugh  - Padilla Speer Beardsley - IR

Thank you. Thank you for joining us this afternoon. I’m Shawn Brumbaugh with Padilla Speer Beardsley. Leading our call today will be Chris Twomey, Chairman and Chief Executive Officer of Arctic Cat. Also with us is Tim Delmore, Arctic Cat’s Chief Financial Officer.

After the market close today, Arctic Cat released its revised expectations for the fiscal fourth quarter and full year ended March 31, 2006. Chris will briefly review the preliminary results, and then we’ll have time for questions. Please note that Arctic Cat will announce actual fourth-quarter and full-year results on May 11th.

As a reminder, some of the comments made today will be forward-looking, and involve business risks and uncertainties. Actual results may differ, and factors that may cause such results to differ are identified in the Company’s report on Form 10-K.

Now, I will turn the call over to Arctic Cat’s CEO, Chris Twomey.

Chris Twomey  - Arctic Cat Inc. - Chairman, CEO

Thanks, Shawn. Thanks, everyone, for joining us this afternoon. Obviously, the fiscal-year 2006 fourth-quarter results are a huge disappointment for all of us at Arctic Cat. The disappointing change in earnings is primarily the result of lower-than-anticipated snowmobile and snowmobile-related parts, garments and accessories sales. Usually in Q4, we sell approximately 500 to 1,000 snowmobiles, made up of an early introduction model, to jump-start the enthusiasm for the upcoming model year, as well as some prior-year models which have remained unsold at the end of the year. Unfortunately, because of the poor North American industrywide retail market this year, and particularly in January, February and March, we sold only about half as many machines as planned. The unusually warm weather which began in January and continued through February and March meant that most snowmobilers from the Midwest to the East Coast didn’t use their snowmobiles, which, of course, negatively impacted our parts and accessories sales for the quarter. We also experienced increased incentive for both product lines, which negatively impacted earnings for the quarter.

From my viewpoint, this is a problem related to the quarter and resulted from poor snowfall, and is not necessarily something that carries into next year. I have to say I am more certain about that from the product side from the incentive side.

First, let’s talk about the products. We finished our model year 2007 snowmobile dealer show in mid-March. 2007 is the most extensive new model introduction that Arctic Cat has ever done, and in fact might be the largest new model introduction in the power sports industry for any one year. 75 to 80% of our 2007 models are new this year, and our dealers responded positively. Based on orders already received from our dealers, we expect snowmobile revenues to be up next year. Also, we are currently taking PG&A orders for fiscal year 2007, and they look strong as well. This is not what you might expect, based on the declining industrywide snowmobile retail sales. But it makes sense when you consider that 92% of the snowmobile customers are repeat buyers and new, innovative products are what cause them to buy.

In addition, I expect ATV revenues to be up in fiscal ‘07, led by our Prowler UTV as well as other new models which we will introduce at our ATV dealer show in a couple of months. For both calendar year ‘05 and so far in calendar year ‘06, our ATV retail sales are outperforming the industry, and we are gaining share. Those are the reasons that I’m optimistic about next year from the product side.

On the incentive side, it’s a little more difficult to predict the future. While none of our competitors are currently dramatically more expensive than last year, however, incentives are creeping up. And as much as possible, we will remain competitive in this area as well. In prior years, we have not taken our incentives up as much as some of our competitors, and we have still gained market share. We anticipate the same will be true this year.

Let me conclude by saying all in all, I view these disappointing Q4 results as primarily a snow-related problem which does not carryover into FY ‘07.

At this point, we would open the call for questions.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Rommel Dionisio.

Rommel Dionisio Analyst

First of all, thank you for your candor, Chris, explaining that. Just in terms of magnitude, is it possible to quantify how much of the shortfall was snowmobiles as opposed to PG&A, simply because I have about – and this may be a mistaken number, but I have 11 million in revenues for snowmobiles in the March quarter of ‘05, fiscal year ‘05. And even if you cut that too, let’s say, 5 or 6 million it doesn’t account for that much of the shortfall.

Chris Twomey  - Arctic Cat Inc. - Chairman, CEO

I would say that you are about right on, on your snowmobile unit number. And I would say that overall, the effect was caused by about a third, a third and a third – a third of it coming from the snow side and a third of it coming from the parts and accessories side and then a third from additional incentives.

Rommel Dionisio Analyst

And just a quick follow-up. There was (indiscernible) that there was a recall for snowmobiles, about 47,000 units. Is it possible to quantify what the magnitude of that would be?

Chris Twomey  - Arctic Cat Inc. - Chairman, CEO

At this point, the total recall – that was a recall that we just announced last week for some cracking filler necks, 217 units out of about 41,000 in the US, about 0.4%. We are still going to take care of our customers and fix all of the filler necks for everybody, even though it’s a relatively small number. In general, we see that in about the $1 million range, and that is covered by our warranty reserve. We are yet to determine who is responsible for it, but it doesn’t matter. We take care of the customer first, and then we figure out who is going to pay.

Rommel Dionisio Analyst

That would only be about $20 a unit or $25 a unit, isn’t it? Doesn’t that sound kind of low?

Chris Twomey  - Arctic Cat Inc. - Chairman, CEO

It’s really an amazing fix. All you’re doing is inserting a sleeve into the existing filler neck. You’re not replacing the tank. So it’s a very – essentially, the customer will bring the sled into the dealer on his trailer, and the dealer will run out, take his gas cap off, put some glue on a filler neck and insert it into the gas tank and put the cap back on and send him home.

Operator

(OPERATOR INSTRUCTIONS). And management, there are no further questions at this time. Please continue.

Chris Twomey  - Arctic Cat Inc. - Chairman, CEO

I would like to thank all of you for joining us. Again, these are very disappointing results for us as well as, I’m sure, all of our shareholders. Again, I see this is a problem related to poor snow in Q4 of this year, and not one that carries over into next year. We look forward to updating all of you on a much broader basis on the 11th, when we talk about the full year. Thank you all very much.

Operator

Thank you. Ladies and gentlemen, this concludes the Arctic Cat 2006 fourth-quarter revised outlook conference call. You may now disconnect, and thank you.

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